PEOPLES BANCORP INC. – P.O. BOX 738 – MARIETTA, OH 45750

www.peoplesbancorp.com

EXHIBIT 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Mark F. Bradley
January 12, 2007	President and Chief Executive Officer
(740) 373-3155

PEOPLES BANCORP INC. AUTHORIZES

REPURCHASE OF COMMON SHARES

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Four Board members nominated for re-election

MARIETTA, Ohio – At its regular meeting yesterday, the Board of Directors of Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) adopted a stock repurchase plan authorizing the repurchase in 2007 of up to 425,000 (or approximately 4%) of Peoples’ outstanding common shares from time to time in open market transactions.

The repurchased common shares will be held as treasury shares and are anticipated to be used for future exercises of equity grants from Peoples’ equity plans, purchases of common shares for Peoples’ Dividend Reinvestment Plan, future issuances of common shares in connection with Peoples’ deferred compensation plans, potential acquisitions and other general corporate purposes.

The timing of the purchases and the actual number of common shares purchased will depend on market conditions and limitations imposed by applicable federal securities laws. The stock repurchase plan will expire on December 31, 2007, and the common shares purchased will not exceed an aggregate purchase price of $12,125,000.

In other action, Peoples’ Board members David L. Mead, Robert W. Price, Paul T. Theisen, and Thomas J. Wolf were nominated for re-election by the Shareholders at the Annual Meeting to be held on April 12, 2007. Each nominee stands for re-election as a director of Peoples for a three-year term expiring in 2010.

Peoples also announced it will release 2006 earnings before the market opens on January 25, 2007. Peoples’ executive management will conduct a facilitated conference call to discuss fourth quarter and 2006 results of operations at 11:00 a.m. Eastern Standard Time on the same date. Analysts, media and individual investors are invited to participate in the conference call by calling 877-407-8033. A simultaneous webcast of the conference call audio can be accessed via www.peoplesbancorp.com, and a replay will also be available.

Peoples Bancorp Inc., a diversified financial products and services company with $1.9 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 48 locations and 36 ATMs in Ohio, West Virginia and Kentucky. Peoples Bancorp’s financial service units include Peoples Bank, Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples Bancorp’s common shares are traded on the NASDAQ Global Select Market under the symbol “PEBO” and Peoples Bancorp is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples Bancorp at www.peoplesbancorp.com.

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